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CS First Boston Corporation Logo         CS First Boston Corporation
                                         Park Avenue Plaza
                                         New York, New York 10055
                                         Call Toll-Free (800) 881-8320

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  PSICOR, INC.
                            AT $17.50 NET PER SHARE
                                       BY
                          BAXTER CVG SERVICES II, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                         BAXTER HEALTHCARE CORPORATION
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                           BAXTER INTERNATIONAL INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, JANUARY 3, 1996, UNLESS THE OFFER IS EXTENDED.

                                                               November 29, 1995

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees

    We have been appointed by Baxter CVG Services II, Inc. ("Purchaser"), a Pennsylvania corporation and wholly owned subsidiary of Baxter Healthcare Corporation, a Delaware corporation and wholly owned subsidiary of Baxter International Inc., a Delaware corporation, to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, no par value (the "Shares"), of PSICOR, Inc., a Pennsylvania corporation (the "Company"), at a price of $17.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated November 29, 1995 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, when added to the Shares owned by Parent, Purchaser and their affiliates, constitutes at least 80% of the Shares outstanding on a fully diluted basis. The Offer is also subject to other terms and conditions. See
Section 14 of the Offer to Purchase.

    Enclosed for your information and use are copies of the following documents:

    1. Offer to Purchase, dated November 29, 1995;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to First Chicago

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       Trust Company  of New  York,  as depositary  (the "Depositary"),  by  the
       Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A letter to shareholders of the Company from Michael W. Dunaway, Chairman of the Board, Chief Executive Officer and President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines   for  Certification  of  Taxpayer  Identification  Number  on
       Substitute Form W-9; and

    7. Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 3, 1996, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents in accordance with the instructions contained in the Letter of Transmittal.

    If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or CS First Boston, the Dealer Manager, at their respective addresses and telephone numbers as set forth on the back cover page of the Offer to Purchase.

    Requests for copies of the enclosed materials may be directed to the Information Agent.

                                          Very truly yours,
                                          CS FIRST BOSTON CORPORATION

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEALER MANAGER OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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